Exhibit 7.1

Santander UK plc

Computation of Ratio of Earnings to Fixed Charges

(i) Excluding interest on retail deposits

	Six months ended June 30	Year ended December 31
	2017 £m	2016 £m	2015 £m	2014 £m	2013 £m
Profit on continuing operations before tax	1,064	1,917	1,345	1,399	1,109
Fixed charges: interest expense (B) (1)	377	994	1,141	1,291	1,549
Preference security dividend requirements of consolidated subsidiaries	—	(12)	—	—	—
Earnings before taxes and fixed charges (A)	1,441	2,899	2,486	2,690	2,658

Ratio of earnings to fixed charges (A/B)	382	292	218	208	172

(ii) Including interest on retail deposits

	Six months ended June 30	Year ended December 31
	2017 £m	2016 £m	2015 £m	2014 £m	2013 £m
Profit on continuing operations before tax	1,064	1,917	1,345	1,399	1,109
Fixed charges: interest expense (B) (1)	1,055	2,885	3,120	3,363	4,207
Preference security dividend requirements of consolidated subsidiaries	—	(12)	—	—	—
Earnings before taxes and fixed charges (A)	2,119	4,790	4,465	4,762	5,316

Ratio of earnings to fixed charges (A/B)	201	166	143	142	126

Note

(1)	Includes the amortisation of discounts and premiums on debt securities in issue.